EXHIBIT 23

Independent Auditors Consent



We consent to the incorporation by reference in the Registration Statement on on Form S-8 of The Classica Group, Inc. of our report dated March 27, 2003, with respect to the financial statements of The Classica Group, Inc., included in the Annual Report on Form 10-KSB/A of The Classica Group Inc. for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Ehrenkrantz, Sterling & Co.
Livingston, New Jersey
August 27, 2003